EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”), effective as of this 29th day of December, 2017 (“Effective Date”), is made and entered into by and between CANNASYS, INC., a Nevada corporation (“Company”), and MICHAEL A. TEW (“Executive”).

Premises

A.Executive was previously employed by the Company as an executive officer and is currently a consultant to the Company.

B.The Company desires to again retain the valued services of Executive to the Company, and Executive desires to be employed by the Company, on an interim basis, until such time as Executive determines to maintain full-time status or a suitable replacement is found, whichever comes first.

C.The Company desires to be assured that its confidential information and goodwill are preserved for its exclusive benefit.

Agreement

NOW, THEREFORE, for and in consideration of the above premises and the mutual promises, covenants, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Employment. The Company agrees to employ Executive, and Executive agrees to be employed by the Company, for the period set forth in section 2, in the positions and with the duties and responsibilities set forth in section 3, and upon the other terms and conditions provided herein.

2.Employment Term. The term of this Agreement will be until the first anniversary of the Effective Date and will be automatically extended for one-year terms, unless: (a) the Company gives written notice to Executive at least one month prior to the expiration of the original or any extended term that no extension or further extension, as applicable, will occur; or (b) otherwise and earlier terminated pursuant to the provisions of section 5 hereof (the “Employment Term”).

3.Positions and Duties.

(a)Position. During the Employment Term, Executive’s positions will be the Company’s chief executive officer and chief financial officer and any substitute or further offices or positions of substantially consistent rank and authority as may, from time to time, be determined by the Company’s board of directors (the “Board”). Executive’s responsibilities will be carried out with the advice and counsel of the Board and will include directing the day-to-day management of the Company’s affairs and such duties appropriate for an executive officer of the Company as may be assigned to him from time to time by the Company. Executive will continue to serve as a member of the Board and report directly to the Board.

(b)Scope of Services. During the Employment Term, Executive will devote sufficient business time and attention to discharging his duties hereunder, but Executive may (i) serve on the board of, as an advisor to, or executive of other for profit or non-profit entities; (ii) deliver lectures and fulfill speaking engagements; and (iii) manage his personal investments, so long as such activities do not significantly interfere with the performance and fulfillment of Executive’s duties and responsibilities as an employee of the Company in accordance with this Agreement and, in the case of the activities described in clause (i) of this proviso, such activities will be conditioned upon consent by the Board.

(c)Compliance with Rules. Executive will, at all times, comply with, and be subject to, such reasonable policies, procedures, rules, and regulations as the Company may establish and as are in effect from time to time (collectively, the “Policies”).

(d)Services to Affiliates Included. As used in this Agreement, the term “affiliated company” or “affiliate” will include any entity or person controlled by, controlling, or under common control with the Company. All services that Executive may render to the Company or any of its affiliated companies in any capacity during the Employment Term will be deemed to be services required by this Agreement and in consideration for the compensation provided for herein.

4.Compensation.

(a)Base Salary. The Company will pay to Executive an annual base salary (“Base Salary”) of $120,000, in accordance with the Company’s normal payroll practices (but no less frequently than monthly) and may be increased from time to time at the sole discretion of the Board. The payment of the Base Salary will commence on February 1, 2018.

(b)Annual Bonus. During the Employment Term, Executive will be eligible to receive an annual performance bonus for each fiscal year of the Company, payable in cash (each an “Annual Bonus”), which will be determined in accordance with criteria established by the Board or any compensation committee appointed by the Board.

(c)Options. The Company may grant to Executive from time to time incentive stock options to purchase shares of the Company’s common stock, or such other stock-based compensation as determined by the Board, subject to customary terms and conditions of the Company’s option plans and practices. The Company agrees that Executive will receive option grants that are consistent with and similar to the grants provided by the Company to its employees generally.

(d)Executive Benefits.

(i)Executive will also be provided with such medical, insurance, and other employee privileges and benefits as are afforded to other executive employees of the Company.

(ii)The Company may, at its election and for its benefit, obtain insurance against the disability or death of Executive (e.g., key man insurance), and Executive will submit to such physical examinations and supply the information as may be reasonably required in connection with the obtainment thereof.

(e)Expenses. Executive will be entitled to prompt reimbursement by the Company for all reasonable out-of-pocket expenses incurred by him in performing services under this Agreement, upon submission of such records as required by the Company.

(f)Vacation. Executive will be entitled to paid vacation of four weeks per year and such other paid absences in accordance with the Policies in effect for other executive-level employees at the Company.

(g)Withholding Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, local, or foreign taxes as are required to be withheld pursuant to any applicable law or regulation.

(h)Nonalienation of Benefits. Executive will not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any payments or other benefits provided under this Agreement; and no benefits payable hereunder will be assignable in anticipation of payment, either by voluntary or involuntary acts or by operation of law, except by will or pursuant to the laws of descent and distribution.

5.Termination of Employment.

(a)Death. Executive’s employment will terminate upon his Death.

(b)Disability. The Company may terminate Executive’s employment due to illness or other physical or mental disability of Executive that results in his inability to perform substantially his duties under this Agreement for a period of 90 or more consecutive days or for 180 days in the aggregate during any consecutive 12-month period (“Disability”).

(c)Termination by the Company With or Without Cause. This Agreement is not intended to change the at-will nature of Executive’s employment with the Company, and it may be terminated at any time by either party, with or without cause. If this Agreement is terminated by the Company for “Cause,” as that term is defined below, it will be without any liability owing to Executive or Executive’s dependents and beneficiaries under this Agreement, recognizing, however, that benefits covered by or owed under any other plan or agreement covering Executive will be governed by the terms of such plan or agreement. Any one of the following conditions or conduct by Executive will constitute “Cause”:

(i)any act involving fraud or dishonesty, or any material act of misconduct relating to Executive’s performance of his duties hereunder;

(ii)any material breach of any federal, state, or other law or regulation governing trading or dealing with securities or other investments;

(iii)any material violation of the Policies;

(iv)conviction of or plea of guilty or nolo contendere to any felony; or

(v)willful or repeated refusal or failure substantially to perform Executive’s material obligations and duties hereunder or those reasonably directed by the Board (except in connection with a Disability).

A termination for Cause will be effective when the Company has given to Executive written notice of its intention to terminate for Cause, describing those acts or omissions that are believed to constitute Cause, and has given Executive 10 days to respond.

(d)Termination by the Executive for Good Reason. Executive may terminate his employment hereunder at any time during the Employment Term for Good Reason. For purposes of this Agreement, “Good Reason” means only any of the following without Executive’s written consent:

(i)any material diminution in Executive’s positions (including status, title, and reporting requirements), functions, responsibilities, or authority as contemplated by subsection 3(a) of this Agreement (other than as provided in subsection 5(b)), excluding for this purpose any isolated, insubstantial, and inadvertent actions not taken in bad faith by the Company;

(ii)any failure by the Company to comply with any of its obligations under this Agreement, other than any isolated, insubstantial, and inadvertent actions not taken in bad faith and which are remedied by the Company promptly after receipt of written notice thereof given by Executive; or

(iii)the Company’s requiring Executive to reside in or be based at any office or location other than the greater metropolitan area of Denver, Colorado.

(e)Notice of Termination. Any termination of Executive’s employment hereunder by the Company or by Executive (other than a termination due to Executive’s death) will be effective when the terminating party has given written notice of its intention to terminate, describing those acts or omissions that are believed to provide grounds for termination, and provides the other party 10 days to respond.

6.Obligations of the Company upon Termination.

(a)Termination by Death, Disability, Cause, or for other than Good Reason. If Executive’s employment is terminated by reason of his death or Disability, by the Company for Cause, or by Executive for other than Good Reason after six months from the Effective Date, he or his estate will be entitled to all Accrued Obligations plus continuation of the Base Salary for the period from the date of termination or expiration and for an additional two months, payable in a single lump sum within 30 days from date of termination. If Executive’s employment is terminated by Executive for other than Good Reason during the first six months after the Effective Date, he will be entitled to all Accrued Obligations plus continuation of the Base Salary for the period from the date of termination and for an additional one month, payable in a single lump sum within 30 days from the date of termination. For purposes of this Agreement, “Accrued Obligations” means: (i) all Base Salary earned by Executive but unpaid as of the date of termination; (ii) reimbursement for any and all monies advanced in connection with Executive’s employment for reasonable and necessary expenses incurred by him through the date of termination; and (iii) all other payments and benefits to which Executive may be entitled under the terms of any applicable compensation arrangement or benefit plan or program of the Company.

(b)Termination without Cause or for Good Reason. If the Company terminates this Agreement without Cause or Executive terminates for Good Reason, Executive will be entitled to all Accrued Obligations plus continuation of the Base Salary for the period from the date of termination or expiration and for an additional three months, payable in a single lump sum within 30 days from date of termination. If the Company terminates this Agreement without Cause or Executive terminates this Agreement for Good Reason, Executive will also be entitled to his benefits during the three-month severance period, after which Executive would be entitled to participate in any COBRA program offered by the Company’s medical insurance provider.

(c)Complete Payment. Any amounts due under this section 6 are in the nature of severance payments or liquidated damages, or both, and not in the nature of a penalty, and these amounts will fully compensate Executive and his dependents or beneficiaries, as the case may be, for any and all direct and consequential damages that any of them may suffer as a result of lawful termination of Executive’s employment. In order to receive any of the severance payments, Executive will execute and agree to be bound by a release of claims. The Company will tender the release of claims to Executive within 15 days following the date of his termination of employment and, upon any failure of the Company to so tender the release within such time, Executive’s obligation to provide such release in order to receive the severance payments will cease to apply.

7.Restrictions on Activities of Executive.

(a)Noncompetition and Other Covenants. Executive acknowledges that he has had or will have unlimited access to the confidential information and business methods relating to the Company’s business and operations, including software as a service involving loyalty marketing or rewards in the cannabis industry, and that the Company would be irreparably injured and the goodwill of the Company would be irreparably damaged if Executive were to breach the covenants set forth in this section 7. Executive further acknowledges that the covenants set forth in this section 7 are reasonable in scope and duration and do not unreasonably restrict his association with other business entities, either as an employee or otherwise as set forth herein.

(b)During the Employment Term and for six months after termination of Executive’s employment or nonrenewal of this Agreement pursuant to section 2 (the “Noncompetition Period”), Executive must not in North America, or in any foreign country in which the Company is, as of the date of termination, conducting business or intending within such Noncompetition Period to commence conducting business, directly or indirectly, whether as an individual on his own account or as a shareholder, partner, member, joint venturer, director, officer, employee, consultant, creditor, or agent of any person, firm, or organization or otherwise:

(i)own, manage, or control; participate in the ownership, management, or control of; or be employed or engaged by, or otherwise affiliated or associated as a consultant, independent contractor, or otherwise with, any other corporation, partnership, proprietorship, firm, association, or other business entity;

(ii)engage in any business similar in nature or otherwise competitive with the Company, as the Company’s business is conducted on the date of termination;

(iii)employ or solicit for employment any present, former, or future employee of the Company during the Term of Employment; or

(iv)affirmatively induce any person who is a present or future employee, officer, agent, affiliate, or customer of the Company during the Employment Term to terminate his, her, or its relationship with the Company.

(c)Notwithstanding anything herein to the contrary, Executive will be permitted to own shares of any class of capital stock or other equity interests of any publicly held entity so long as his aggregate holdings represent less than 5% of the outstanding shares of such class of capital stock or equity.

(d)Nondisparagement Restrictions. Each of Executive and the Company covenants and agrees that during the Noncompetition Period, such party will not, directly or indirectly, either in writing or by any other medium, make any disparaging, derogatory, or negative statement, comment, or remark about the other party or any of its affiliated companies, or any of their respective officers, directors, employees, affiliates, subsidiaries, successors, and assigns, as the case may be, but either party may make such statements, comments or remarks as are necessary to comply with law.

8.Representations and Warranties.

(a)Executive’s Skills and Abilities. Executive represents and warrants he possesses the knowledge, skills and abilities, at the commencement of employment hereunder, sufficient to permit him, in the event of termination of his employment hereunder, to earn a livelihood satisfactory to himself without violating any provision of section 6 or section 7 hereof, for example, by using such knowledge, skills and abilities, or some of them, in the service of a business that is not competitive with the Company.

(b)Company Authorization. The Company represents and warrants to Executive that the execution, delivery, and performance by it of this Agreement have been duly authorized by all necessary corporate action and do not and will not conflict with, result in a violation of any provision of, or constitute a default under, any material contract, agreement, instrument, or obligation to which the Company is a party or by which it is bound.

(c)Executive Authorization. Executive represents and warrants to the Company that he is not subject to an order from any financial services regulatory body; has never been convicted of a felony or misdemeanor; and the execution, delivery, and performance by him of this Agreement does not and will not conflict with, result in a violation of any provision of, or constitute a default under, any material contract, agreement, instrument, or obligation to which he is a party or by which he is bound.

9.Indemnification; Directors and Officers Insurance. The Company agrees that in connection with Executive’s service to the Company pursuant hereto, Executive will be entitled to the benefit of any indemnification provisions in the articles of incorporation and bylaws, as amended, of the Company and any of its affiliated companies and any director and officer liability insurance coverage carried by the Company and any of its affiliated companies, if any. The Company cannot take any action to amend or revise the indemnification provisions in its articles of incorporation and bylaws, as amended, that would reduce or impair the right of Executive to indemnification thereunder.

10.Injunctive Relief. In recognition of the fact that a breach by Executive of any of the provisions of section 7 or section 8 hereof will cause irreparable damage to the Company, for which monetary damages alone will not constitute an adequate remedy, the Company will be entitled as a matter of right (without being required to prove damages or furnish any bond or other security) to obtain a restraining order, an injunction, an order of specific performance, or other equitable or extraordinary relief from any court of competent jurisdiction restraining any further violation of such provisions by Executive or requiring Executive to perform his obligations hereunder. This right to equitable or extraordinary relief will not be exclusive, but will be in addition to all other rights and remedies to which the Company may be entitled at law or in equity, including the right to recover monetary damages for the breach by Executive of any of the provisions of this Agreement. In the event any court of competent jurisdiction determines that the specified time or geographical area set forth in section 7 is unreasonable, arbitrary, or against public policy, then a lesser time or geographical area that is determined by the court to be reasonable, nonarbitrary, and not against public policy may be enforced.

11.Governing Law; Arbitration. This Agreement will be governed by and construed in accordance with the laws of the state of Colorado, without regard to its conflict of law principles. Any controversy, dispute, or claim arising out of or relating to this Agreement or breach thereof will be settled by binding arbitration. Any arbitral proceeding and award will be kept confidential by Executive and the Company. Notwithstanding the foregoing, no claim or controversy for injunctive or equitable relief contemplated by or allowed under applicable law pursuant to section 10 above or the Confidentiality and Proprietary Rights Assignment Agreement will be subject to arbitration under this section, but will instead be subject to determination in a court of competent jurisdiction applying Colorado law, consistent with section 10 of this Agreement, in which either party may seek injunctive or equitable relief.

12.Notices. Any notice, demand, request, or other communication permitted or required under this Agreement will be in writing and will be deemed to have been given as of the date so delivered, if personally delivered; as of the date so sent, if transmitted by facsimile and receipt is confirmed by the facsimile operator of the recipient; as of the date so sent, if sent by electronic mail and receipt is acknowledged by the recipient; and one day after the date so sent, if delivered by overnight courier service; addressed as follows:

If to the Company:CannaSys, Inc.

1350 17th Street, Suite 150

Denver, CO  80202

Email: patrick.burke@cannasys.com

If to Executive:Michael A. Tew

3222 East 1st Avenue, Apt 228

Denver, CO  80206

Email: ________________

Notwithstanding the foregoing, service of legal process or other similar communications will not be given by electronic mail and will not be deemed duly given under this Agreement if delivered by such means. Each party, by notice duly given in accordance herewith, may specify a different address for the giving of any notice hereunder.

13.Miscellaneous.

(a)Interpretation. Unless the context of this Agreement clearly requires otherwise: (i) references to the plural include the singular, and the singular the plural, (ii) references to one gender include all genders, (iii) “or” has the inclusive meaning frequently identified with the phrase “and/or,” (iv) “including” has the inclusive meaning frequently identified with the phrase “but not limited to,” and (v) “hereunder” or “herein” refers to the entire Agreement. The section and other headings contained in this Agreement are for reference purposes only and will not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section and subsection references are to this Agreement unless otherwise specified.

(b)Entire Agreement. This Agreement, together with the Confidentiality and Proprietary Rights Assignment Agreement (the form of which is attached hereto as Exhibit A) and any stockholders’ agreement or equity-based compensation plans adopted by the Board, constitute the entire agreement and understanding of the parties hereto concerning Executive’s employment with the Company, and from and after the Effective Date, this Agreement will supersede any other prior negotiations, discussions, writings, agreements, or understandings, both written and oral, between the parties respecting such subject matter.

(c)Amendment. This Agreement may be amended or modified only by a writing signed by both parties hereto. No person, other than pursuant to a resolution of the Board or a committee thereof, will have authority on behalf of the Company to agree to modify, amend, or waive any provision of this Agreement or anything in reference thereto.

(d)Waiver. The waiver of a breach of any provision of this Agreement must be in writing and will not operate or be construed as a waiver of any other breach. Each party will be entitled to enforce this Agreement, specifically, to recover damages by reason of any breach of this Agreement and to exercise all other rights existing in that party’s favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief to enforce or prevent any violations of the provisions of this Agreement.

(e)Severability. If any one or more of the terms, provisions, covenants, or restrictions of this Agreement is determined by a court of competent jurisdiction to be invalid, void, or unenforceable, then the remainder of the terms, provisions, covenants, and restrictions of this Agreement will remain in full force and effect, and to that end, the provisions hereof will be deemed severable.

(f)Successors and Assigns.

(i)This Agreement is personal to Executive and without the prior written consent of the Company will not be assignable by Executive. This Agreement will inure to the benefit of and will be enforceable by Executive’s legal representatives.

(ii)This Agreement will inure to the benefit of and be binding upon the Company and its successors and assigns.

(iii)The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of its business and/or assets, by agreement in writing, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

(iv)Nothing in this Agreement, express or implied, is intended to or will confer upon any person other than the parties hereto and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

(g)Attorneys’ Fees and Costs. The Company and Executive agree that in any court, arbitration, or other dispute resolution proceedings arising out of this Agreement, the prevailing party will be entitled to its or his reasonable attorneys’ fees and costs, as incurred by it or him, in connection with resolution of the dispute in question in addition to any other relief granted thereby.

(h)Counterparts. This Agreement may be executed in duplicate counterparts, each of which will be deemed an original, but both of which taken together will constitute one and the same instrument. A signature delivered via facsimile or portable document format will be afforded treatment as an original signature.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

CANNASYS, INC.

By:	/s/ Patrick G. Burke
Name:	Patrick G. Burke
Title:	President

/s/ Michael A. Tew
Michael A. Tew

Exhibit A

CONFIDENTIALITY AND PROPRIETARY RIGHTS AGREEMENT

This Confidentiality and Proprietary Rights Assignment Agreement (this “Agreement”) is entered into as of December 29, 2017 (the “Effective Date”) by and between CannaSys, Inc., a Nevada corporation (collectively with its direct and indirect subsidiaries and affiliates, the “Company,” and Michael A. Tew (“Executive”). The Company and Executive are collectively referred to herein as the “Parties.”

NOW, THEREFORE, in consideration of Executive’s employment by the Company, which Executive acknowledges to be good and valuable consideration for Executive’s obligations hereunder, the Parties hereby agree as follows:

1.CONFIDENTIALITY AND SECURITY.

(a)Confidential Information. Executive understands and acknowledges that during the course of employment by the Company, Executive will have access to and learn about confidential, secret and proprietary documents, materials and other information, in tangible and intangible form, of and relating to the Company and its businesses, existing and prospective customers, suppliers, investors and other associated third parties (“Confidential Information”). Executive further understands and acknowledges that this Confidential Information and the Company’s ability to reserve it for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure of the Confidential Information by Executive might cause the Company to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages and criminal penalties.

For purposes of this Agreement, the term “Confidential Information” means all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, distributor lists, and buyer lists of the Company or its businesses, or of any other person or entity that has entrusted this information to the Company in confidence.

Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

Exhibit A

Executive understands and agrees that Confidential Information developed by Executive in the course of Executive’s employment by the Company will be subject to the terms and conditions of this Agreement as if the Company furnished the same Confidential Information to Executive in the first instance. Confidential Information will not include information that is generally available to and known by the public at the time of disclosure to Executive, provided that the disclosure is through no direct or indirect fault of Executive or person(s) acting on Executive’s behalf.

(b)Disclosure and Use Restrictions. Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company except in the good faith performance of Executive’s authorized employment duties to the Company; and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media or other resources containing any Confidential Information, or remove any of these documents, records, files, media or other resources from the premises or control of the Company, except in the good faith performance of Executive’s authorized employment duties to the Company. Nothing herein will be construed to prevent disclosure of Confidential Information as may be required or permitted by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, if the disclosure does not exceed the extent of disclosure required by the law, regulation or order. Executive will promptly provide written notice of any order of a court to an authorized officer of the Company. In addition, this section does not, in any way, restrict or impede Executive from discussing the terms and conditions of Executive’s employment with his attorneys, accountants, financial advisors, members of his immediate family, and co-workers or union representatives or exercising Executive’s rights under Section 7 of the National Labor Relations Act, or otherwise disclosing information as permitted by law.

(c)Duration of Confidentiality Obligations. Executive understands and acknowledges that Executive’s obligations under this Agreement regarding any particular Confidential Information will commence immediately upon Executive first having access to the Confidential Information (whether before or after Executive begins employment by the Company) and will continue during and after Executive’s employment by the Company until the time as the Confidential Information has become public knowledge other than as a result of Executive’s breach of this Agreement or breach by those acting in concert with Executive or on Executive’s behalf.

2.PROPRIETARY RIGHTS.

(a)Work Product. Executive acknowledges and agrees that all writings, works of authorship, technology, inventions, discoveries, ideas and other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived or reduced to practice by Executive individually or jointly with others during the period of Executive’s employment by the Company and relating in any way to the business or contemplated business, research or development of the Company (regardless of when or where the Work Product is prepared or whose equipment or other resources are used in preparing the same) and all printed, physical and electronic copies, all improvements, rights and claims related to the foregoing, and other tangible embodiments thereof  (collectively, “Work Product”), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), patents and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions respecting thereto, including all pending and future applications and registrations therefore, and continuations, divisions, continuations-in-part, reissues, extensions and renewals thereof (collectively, “Intellectual Property Rights”), will be the sole and exclusive property of the Company.

Exhibit A

For purposes of this Agreement, Work Product includes, but is not limited to, the Company information, including plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, computer programs, computer applications, software design, web design, work in process, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, styles, models, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, client information, customer lists, client lists, marketing information, advertising information, and sales information.

(b)Work Made for Hire; Assignment. Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in the Copyright Act of 1976 (17 U.S.C. § 101), and the copyrights are therefore owned by the Company. To the extent that any Work Product is not construed to be a work made for hire, Executive hereby irrevocably assigns to the Company, for no additional consideration, Executive’s entire right, title and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement will be construed to reduce or limit the Company’s rights, title or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

(c)Further Assurances; Power of Attorney. During and after Executive’s employment, Executive agrees to reasonably cooperate with the Company, at the Company’ s expense, to (i) apply for, obtain, perfect and transfer to the Company the Work Product as well as any Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (ii) maintain, protect and enforce the same, including, without limitation, executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments and other documents and instruments as may be requested by the Company. Executive hereby irrevocably grants the Company power of attorney to execute and deliver any of these documents on Executive’s behalf in Executive’ s name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, issuance, prosecution and maintenance of all Intellectual Property Rights therein, to the fullest extent permitted by law, if Executive does not promptly cooperate with the Company’s request (without limiting the rights the Company will have in these circumstances by operation of law). The power of attorney is coupled with an interest and will not be affected by Executive’s subsequent incapacity.

(d)Moral Rights. To the extent any copyrights are assigned under this Agreement, Executive hereby irrevocably waives, to the extent permitted by applicable law, any and all claims Executive may now or hereafter have in any jurisdiction to all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as “moral rights” with respect to all Work Product and all Intellectual Property Rights therein.

(e)No License. Executive understands that this Agreement does not, and will not be construed to, grant Executive any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software or other tools made available to Executive by the Company.

Exhibit A

3.SECURITY.

(a)Security and Access. Executive agrees and covenants to: (i) comply with all the Company security policies and procedures as in force from time to time including, without limitation, those regarding computer equipment, telephone systems, voicemail systems, facilities access, monitoring, key cards, access codes, the Company intranet, internet, social media and instant messaging systems, computer systems, e-mail systems, computer networks, document storage systems, software, data security, encryption, firewalls, passwords and any and all other the Company facilities, IT resources and communication technologies (“Facilities Information Technology and Access Resources”); (ii) not access or use any Facilities Information Technology and Access Resources except in the course of his duties to the Company; and (iii) not access or use any Facilities Information Technology and Access Resources in any manner after the termination of Executive’s employment by the Company, whether termination is voluntary or involuntary. Executive agrees to notify the Company promptly in the event Executive learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction or reverse engineering of, or tampering with, any Facilities Information Technology and Access Resources or other the Company property or materials by others.

(b)Exit Obligations. Upon (i) voluntary or involuntary termination of Executive’s employment or (ii) the Company’s request at any time during Executive’s employment, Executive must: (A) provide or return to the Company any and all Company property, including keys, key cards, access cards, identification cards, security devices, Company credit cards, network access devices, computers, cell phones, smartphones, PDAs, fax machines, equipment, speakers, manuals, reports, files, books, compilations, Work Product, e-mail messages, recordings, disks, thumb drives or other removable information storage devices, hard drives, negatives and data and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of Executive, whether they were provided to Executive by the Company or any of its business associates or created by Executive in connection with Executive’s employment by the Company; and (B) delete or destroy all copies of  these documents and materials not returned to the Company that remain in Executive’s possession or control, including those stored on any non-the Company devices, networks, storage locations and media in Executive’ s possession or control.

4.PUBLICITY. Executive hereby consents to any and all uses and displays, by the Company and its agents, of Executive’s name, voice, likeness, image, appearance and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising, sales and marketing brochures, books, magazines, other publications and all other printed and electronic forms and media throughout the world, at any time during or after the period of Executive’ s employment by the Company, for all legitimate business purposes of the Company (“Permitted Uses”). Executive hereby forever releases the Company and its directors, officers, employees and agents from any and all claims, actions, damages, losses, costs, expenses and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the period of Executive’s employment by the Company, in connection with any Permitted Use.

Exhibit A

5.NON-DISPARAGEMENT. Executive agrees and covenants that Executive will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company or its businesses, or any of its employees, officers, existing and prospective customers, suppliers, investors and other associated third parties. This section does not, in any way, restrict or impede Executive from exercising Executive’s rights under Section 7 of the National Labor Relations Act or any other protected rights to the extent that these rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, but only if this compliance does not exceed that required by the law, regulation or order. Executive will promptly provide written notice of any t order of a court to an authorized officer of the Company.

6.ACKNOWLEDGEMENT. Executive acknowledges and agrees that the services to be rendered by Executive to the Company are of a special and unique character; that Executive will obtain knowledge and skill relevant to the Company’s industry, methods of doing business and marketing strategies by virtue of Executive’s employment; and that the terms and conditions of this Agreement are reasonable under these circumstances. Executive further acknowledges that the amount of Executive’s compensation reflects, in part, Executive’s obligations and the Company’s rights under this Agreement; that Executive will not be subject to undue hardship by reason of Executive’s full compliance with the terms and conditions of this Agreement or the Company’s enforcement thereof; and that this Agreement is not a contract of employment and cannot be construed as a commitment by either of the Parties to continue an employment relationship for any certain period of time.

7.REMEDIES. In the event of a breach or threatened breach by Executive of any of the provisions of this Agreement, Executive consents and agrees that the Company is entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against the breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that monetary damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. This equitable relief is in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

8.SUCCESSORS AND ASSIGNS.

(a)Assignment by the Company. The Company may assign this Agreement to any subsidiary or corporate affiliate, or to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement inures to the benefit of the Company and permitted successors and assigns.

(b)No Assignment by Executive. Executive may not assign this Agreement or any part hereof. Any purported assignment by Executive is null and void from the initial date of purported assignment.

9.GOVERNING LAW; JURISDICTION AND VENUE. This Agreement, for all purposes, is construed in accordance with the laws of the State of Colorado without regard to its conflicts-of-law principles. Any action or proceeding by either Party to enforce this Agreement may be brought only in any state or federal court located in the State of Colorado. The Parties hereby irrevocably submit to the exclusive jurisdiction of these courts and waive the defense of inconvenient forum to the maintenance of any action or proceeding in the venue.

Exhibit A

10.ENTIRE AGREEMENT. Unless specifically provided herein, this Agreement and the Executive’s Employment Agreement with the Company of even date herewith contain all the understandings and representations between Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, respecting this subject matter.

11.MODIFICATION AND WAIVER. No provision of this Agreement may be amended or modified unless the amendment or modification is agreed to in writing and signed by Executive and by a duly authorized officer of the Company (other than Executive). No waiver by either of the Parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto will be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor will the failure of or delay by either of the Parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other the right, power or privilege. Any waiver of any term or condition of this agreement must be in writing and signed by Executive and by a duly authorized officer of the Company (other than Executive).

12.SEVERABILITY. If any one or more of the terms, provisions, covenants or restrictions of this Agreement will be determined by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect, and to that end the provisions hereof will be deemed severable.

13.CAPTIONS. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

14.COUNTERPARTS. This Agreement may be executed in duplicate counterparts, each of which will be deemed an original, but both of which taken together will constitute one and the same instrument. A signature delivered via facsimile or portable document format will be afforded treatment as an original signature.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

CANNASYS, INC.	EXECUTIVE

By: /s/ Patrick G. Burke	By: /s/ Michael A. Tew
Name: Patrick G. Burke	Name: Michael A. Tew
Title: President